Exhibit Number           Description

99.1     Press Release of Coastal Banking Company, Inc. dated November 7, 2005

Exhibit 99.1

For Further Information
Randy Kohn, Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

James L. Pate, Chief Financial Officer
843-522-1228 or email: jimmy@lowcountrybank.com

November 7, 2005

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Board Announces Stock Dividend

BEAUFORT, SOUTH CAROLINA — Coastal Banking Company Inc.‘s (OTC:BB – CBCO) Board of Directors, at its regularly scheduled meeting on November 1, 2005, voted to declare a 5% stock dividend payable to shareholders of record as of the close of business December 1, 2005. The dividend will be paid on December 15, 2005.

On or about December 15, 2005, certificates for the new shares and checks for cash paid in lieu of fractional shares will be mailed to shareholders. Fractional shares will be based on the closing stock price on the record date.

Randy C. Kohn, CEO, said, “We are very pleased to announce this stock dividend. It is being declared in recognition of the bank’s solid growth and performance. This decision reflects the confidence of the Board of Directors for the continued growth and success of the company.”

Coastal Banking Company, Inc. is the holding company for Lowcountry National Bank and First National Bank and has its headquarters at 36 Sea Island Parkway, Beaufort, SC. On October 1, 2005, Coastal Banking Company, Inc. consummated its merger with First Capital Bank Holding Corporation pursuant to the Agreement and Plan of Merger dated April 6, 2005, as amended on May 19, 2005. The merger was completed through the merger of First Capital with and into Coastal with Coastal being the surviving corporation in the merger. Coastal’s stock is traded over the counter under the symbol CBCO.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.